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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934
                                       or
         Suspension of Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934
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                                    001-14020
                             Commission File Number

                              CASTLE & COOKE, INC.
             (Exact name of registrant as specified in its charter)

                                 Roberta Wieman
                            10900 Wilshire Boulevard
                          Los Angeles, California 90024
                            Telephone: (310) 208-6055
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

                             Peter J. Tennyson, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                    695 Town Center Drive, Seventeenth Floor
                        Costa Mesa, California 92626-6200

                           COMMON STOCK, NO PAR VALUE
          (Title of each class of securities covered by this Form 15)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an x in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

         /X/  Rule 12g-4(a)(1)(i)           / /  Rule 12h-3(b)(1)(ii)
         / /  Rule 12g-4(a)(1)(ii)          / /  Rule 12h-3(b)(2)(i)
         / /  Rule 12g-4(a)(2)(i)           / /  Rule 12h-3(b)(2)(ii)
         / /  Rule 12g-49a)(2)(ii)          / /  Rule 15d-6
         /X/  Rule 12h-3(b)(i)

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Pursuant to the requirements of the Securities Exchange Act of 1934, Castle &
Cooke, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date: September 7, 2000            By: /s/  DEAN R. ESTRADA
                                            Name: Dean R. Estrada
                                            Title: Treasurer

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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.